                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    Form 8-K

                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): July 31, 2000



                               APPLIED POWER INC.
             (Exact name of Registrant as specified in its charter)


         Wisconsin                  1-11288             39-0168610
(State or other jurisdiction    (Commission File     (I.R.S. Employer
     of incorporation)               Number)        Identification No.)



                               6100 N. Baker Road
                              Milwaukee, WI 53209

           Mailing address:  P.O. Box 325, Milwaukee, Wisconsin 53201
              (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code:(414) 352-4160

Item 2.  Acquisition or Disposition of Assets

     On July 31, 2000, Applied Power Inc. distributed all the issued and outstanding shares of APW Ltd. to its shareholders of record as of July 21, 2000. The APW Ltd. common stock was distributed on the basis of one share of APW Ltd. common stock for every one share of Applied Power Inc. common stock held at the close of business on July 21, 2000 as more specifically described in the Information Statement sent to all shareholders. APW Ltd. owns, directly and indirectly, the electronic business of Applied Power Inc.

     On July 31, 2000, Applied Power Inc. also consummated its tender offer and repurchased its subordinated notes outstanding pursuant to a tender offer. Applied Power Inc. also issued $200 million of 13% senior subordinated notes due 2009.

     In connection with the spin-off, Applied Power Inc. entered into a new credit facility. The new credit facility consists of:

     . the $115.0 million Tranche A Term Loan, which will mature in six years,

     . the $125.0 million Tranche B Term Loan, which will mature in eight years, and

     . a revolving credit facility of up to $100.0 million, which will mature in six years.

     In addition, Richard G. Sim, William Albrecht, Gustav Boel, Richard Carroll and Joseph Lower resigned as officers of Applied Power Inc. in order to focus more exclusively on APW Ltd. Richard G. Sim remains chairman of Applied Power Inc. and Gustav Boel, an officer of APW Ltd., also became a director of Applied Power Inc. As a result, Applied Power Inc.'s board now stands at seven directors.


Item 7.  Financial Statements and Exhibits

     The following financial statements reflect the electronics business as a discontinued operation and reflects the adjustments associated with the distribution of APW Ltd. to Applied Power Inc. shareholders.

     Consolidated statements of earnings for the year ended August 31, 1999, 1998, and 1997 and the quarters ended May 31, 2000 and 1999 present the results as if the distribution of APW Ltd. occurred as of the first day of the financial period being presented. The statements of earnings have been prepared by adjusting the historical statements of earnings to reflect the electronics business as a discontinued operation and include the effect of estimated costs and expenses as a result of distribution.

     The consolidated balance sheet presents the consolidated financial position of Applied Power Inc. assuming the distribution had occurred. Such balance sheet has been prepared adjusting the historical balance sheet for the effect of changes in assets, liabilities and capital associated with APW Ltd.

     Financial statements may not necessarily reflect the consolidated results of operations or financial position that would have existed on those dates had the distribution of APW Ltd. occurred nor are they indicative of future results.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              APPLIED POWER INC.
                              (Registrant)


Date: August 14, 2000               By: /s/ Andrew G. Lampereur
                                       ----------------------------
                                            Andrew G. Lampereur
                                            Vice President Chief Financial
                                            Officer (Duly authorized to sign on
                                            behalf of the Registrant)

                                 Exhibit Index

-----------------------------------------------------------------------------
EXHIBIT                           DESCRIPTION                           FILED
-----------------------------------------------------------------------------
   10.1  Term Loan & Revolving Credit Leasehold Mortgage,                 X
         Assignment of Leases and Rents, Security Agreement and
         Fixture Filing by Applied Power Inc. Mortgagor, To Credit
         Suisse First Boston, as Collateral Agent, Mortgagee
         Securing Principal Indebtedness of $430,000,000 Dated as
         of July 31, 2000 Relating to Premises in Milwaukee County,
         Wisconsin
-----------------------------------------------------------------------------
   10.2  Term Loan & Revolving Credit Leasehold Mortgage,                 X
         Assignment of Leases and Rents, Security Agreement and
         Fixture Filing by APW Tools & Supplies, Inc. Mortgagor, to
         Credit Suisse First Boston, as Collateral Agent, Mortgagee
         Securing Principal Indebtedness of $430,000,000 Dated as
         of July 31, 2000 Relating to Premises in Milwaukee County,
         Wisconsin
-----------------------------------------------------------------------------
   10.3  Form of Borrowing Request                                        X
-----------------------------------------------------------------------------
   10.4  Subsidiary Guarantee Agreement                                   X
-----------------------------------------------------------------------------
   10.5  Form of Officers' Certificate of Applied Power Inc.              X
-----------------------------------------------------------------------------
   10.6  Applied Power Inc. Letter of Credit Fee Letter                   X
-----------------------------------------------------------------------------
   10.7  Indemnity, Subrogation and Contribution Agreement                X
-----------------------------------------------------------------------------
   10.8  Credit Agreement dated as of July 31, 2000 among Applied         X
         Power Inc. (doing business as Actuant Corporation), The
         Lenders Named Herein and Credit Suisse First Boston, as
         Lead Arranger, Collateral Agent and Administrative Agent,
         First Union National Bank Syndication Agent and ING (U.S.)
         Capital LLC Documentation Agent
-----------------------------------------------------------------------------
   10.9  Term Loan & Revolving Credit Mortgage, Assignment of             X
         Leases and Rents, Security Agreement and Fixture Filing by
         APW Tools & Supplies, Inc. Mortgagor, to Credit Suisse
         First Boston, as Collateral Agent, Mortgagee Securing
         Principal Indebtedness of $430,000,000 Dated as of July
         31, 2000 Relating to Premises in Milwaukee County,
         Wisconsin
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
  10.10  Term Loan & Revolving Credit Mortgage, Assignment of             X
         Leases and Rents, Security Agreement and Fixture Filing by
         Mox-Med, Inc. Mortgagor to Credit Suisse First Boston, as
         Collateral Agent, Mortgagee Securing Principal
         Indebtedness of $430,000,000 Dated as of July 31, 2000
         Relating to Premises in Columbia County, Wisconsin
-----------------------------------------------------------------------------
  10.11  $200,000,000 Applied Power Inc. 13% Senior Subordinated          X
         Notes Due 2009 Registration Rights Agreement, dated
         August 1, 2000.
-----------------------------------------------------------------------------
  10.12  Applied Power Inc. as issuer and the Subsidiary Guarantors       X
         and Bank One Trust Company, N.A. Indenture, dated as of
         August 1, 2000.
-----------------------------------------------------------------------------
  10.13  Applied Power Inc. Purchase Agreement, dated July 21,            X
         2000
-----------------------------------------------------------------------------
  10.14  Amendment to Purchase and Sale Agreement, dated April            X
         30, 2000
-----------------------------------------------------------------------------
  10.15  Assignment and Assumption Agreement between Applied              X
         Power Inc. and APW North America, Inc.
-----------------------------------------------------------------------------

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS            Page
------------------------------------------            ----
Report of Independent Accountants................     F-2

Report of Independent Auditors...................     F-3

Consolidated Statements of Earnings
  For the years ended August 31, 1997, 1998
   and 1999; and the nine months ended
   May 31, 1999 (unaudited) and May 31, 2000
   (unaudited)...................................     F-4

Consolidated Balance Sheets
  As of August 31, 1998 and 1999; and May 31,
   2000 (unaudited)..............................     F-5

Consolidated Statements of Shareholders' Equity
 and Comprehensive Income
  For the years ended August 31, 1997, 1998 and
   1999; and the nine months ended May 31, 1999
   (unaudited) and May 31, 2000 (unaudited)......     F-6

Consolidated Statements of Cash Flows
  For the years ended August 31, 1997, 1998 and
   1999; and the nine months ended May 31, 1999
   (unaudited) and May 31, 2000 (unaudited)......     F-8

Notes to Consolidated Financial Statements.......     F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of Applied Power Inc.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Applied Power Inc. (the Company) at August 31, 1998 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Milwaukee, Wisconsin
September 29, 1999, except for information in Note B, for which the date is July 7, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of Applied Power Inc.:

   We have audited the accompanying consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows of Applied Power Inc. and subsidiaries for the year ended August 31, 1997. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements of Applied Power Inc. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended August 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
September 25, 1997
(November 24, 1999 as to the
 restatement for the 1998 pooling
 of interests described in Notes
 A and B)
(July 7, 2000 as to the
 reclassification for the
 discontinued operations as
 described in Note B)

                               APPLIED POWER INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (in thousands, except per share amounts)

                                                          Nine Months Ended
                             Years Ended August 31,            May 31,
                           ---------------------------- ----------------------
                             1997      1998      1999      1999        2000
                           --------  --------  -------- ----------- ----------
                                                        (Unaudited) (Unaudited)
Net sales................  $522,440  $637,479  $695,704  $524,356    $535,655
Cost of products sold....   341,906   436,594   443,020   334,104     341,816
                           --------  --------  --------  --------    --------
 Gross profit............   180,534   200,885   252,684   190,252     193,839

Engineering, selling and
 administrative
 expenses................   139,782   153,892   136,671   105,558     103,329
Amortization of
 intangible assets.......     4,971    12,582     8,748     6,656       5,902
Contract termination
 costs (recovery)........        --        --     7,824     7,824      (1,446)
Corporate reorganization
 expenses................        --        --        --        --       4,449
Restructuring charges....        --    11,367        --        --          --
Merger related expenses..        --     9,276        --        --          --
Provision for loss on
 sale of subsidiary......        --     4,500        --        --          --
                           --------  --------  --------  --------    --------
 Operating earnings......    35,781     9,268    99,441    70,214      81,605

Other expense (income):
 Net financing costs.....     5,067    12,535    41,181    30,638      27,892
 Gain on life insurance
  policy.................        --    (1,709)       --        --          --
 Gain on sale of
  building...............        --    (9,815)       --        --          --
 Other (income) expense-
  net....................    (2,381)     (872)      850       179        (823)
                           --------  --------  --------  --------    --------
Earnings from continuing
 operations before income
 tax expense.............    33,095     9,129    57,410    39,397      54,536
Income tax expense.......    10,463     9,076    22,830    14,663      19,584
                           --------  --------  --------  --------    --------
Earnings from continuing
 operations..............    22,632        53    34,580    24,734      34,952
Discontinued operations
 (Note B):
 Earnings from operations
  of discontinued
  Electronics segment
  (less applicable income
  taxes of $20,836,
  $21,622, $24,524,
  $11,604 and $14,691,
  respectively)..........    35,293    26,634    44,817    31,481      34,232
                           --------  --------  --------  --------    --------
Earnings before
 extraordinary item......    57,925    26,687    79,397    56,215      69,184
 Extraordinary loss on
  sale of subsidiary, net
  of income tax benefit
  of $1,700..............       --        --        --        --      (12,186)
                           --------  --------  --------  --------    --------
Net earnings.............  $ 57,925  $ 26,687  $ 79,397  $ 56,215    $ 56,998
                           ========  ========  ========  ========    ========
Basic Earnings Per Share:
 Earnings from continuing
  operations per share...  $   0.60  $   0.00  $   0.89  $   0.64    $   0.89
 Earnings from
  discontinued operations
  per share..............      0.93      0.70      1.15      0.81        0.88
                           --------  --------  --------  --------    --------
 Earnings per share
  before extraordinary
  item...................      1.53      0.70      2.04      1.45        1.77
 Extraordinary loss per
  share..................       --        --        --        --        (0.31)
                           --------  --------  --------  --------    --------
 Net earnings per share..  $   1.53  $   0.70  $   2.04  $   1.45    $   1.46
                           ========  ========  ========  ========    ========
 Weighted average common
  shares outstanding.....    37,880    38,380    38,825    38,783      39,045
                           ========  ========  ========  ========    ========
Diluted Earnings Per
 Share:
 Earnings from continuing
  operations per share...  $   0.57  $   0.00  $   0.86  $   0.62    $   0.87
 Earnings from
  discontinued operations
  per share..............      0.90      0.66      1.12      0.78        0.85
                           --------  --------  --------  --------    --------
 Earnings per share
  before extraordinary
  item...................      1.47      0.66      1.98      1.40        1.72
 Extraordinary loss per
  share..................       --        --        --        --        (0.30)
                           --------  --------  --------  --------    --------
 Net earnings per share..  $   1.47  $   0.66  $   1.98  $   1.40    $   1.42
                           ========  ========  ========  ========    ========
 Weighted average common
  and equivalent shares
  outstanding............    39,307    40,174    40,200    40,204      40,302
                           ========  ========  ========  ========    ========


   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                  August 31,
                                              --------------------    May 31,
                                                1998       1999        2000
                                              --------  ----------  -----------
                                                                    (Unaudited)
                   ASSETS
Current assets
  Cash and cash equivalents.................. $  5,069  $    7,256  $    6,808
  Accounts receivable, net...................   57,796      63,502      79,732
  Inventories, net...........................   85,797     100,724      93,276
  Prepaid expenses...........................   12,286       8,769       7,122
  Deferred income taxes......................   17,558       7,564       8,599
                                              --------  ----------  ----------
    Total current assets.....................  178,506     187,815     195,537


Net property, plant and equipment............   77,281      78,998      70,679


Goodwill, net................................  163,448     158,448     140,696
Other intangibles, net.......................   30,544      30,987      28,750
Net assets of discontinued operations........  249,696     598,458     597,489
Other assets.................................   12,051       5,166       2,385
                                              --------  ----------  ----------
    Total assets............................. $711,526  $1,059,872  $1,035,536
                                              ========  ==========  ==========


           LIABILITIES AND EQUITY
Current liabilities
  Short-term borrowings...................... $     91  $      230  $      --
  Trade accounts payable.....................   49,573      52,361      55,730
  Accrued compensation and benefits..........   25,609      20,340      16,448
  Other current liabilities..................   36,724      23,591      19,582
                                              --------  ----------  ----------
    Total current liabilities................  111,997      96,522      91,760


Long-term debt...............................  225,135     521,016     456,907
Deferred income taxes........................   16,049       7,720       8,485
Other deferred liabilities...................   16,463      16,785      15,620


Shareholders' equity
  Class A common stock, $0.20 par value per
   share, authorized 80,000,000 shares,
   issued and outstanding 38,626,068,
   38,978,340 and 39,084,661 shares,
   respectively..............................    7,725       7,796       7,822
  Additional paid-in capital.................    5,817      12,388      14,255
  Retained earnings..........................  335,805     412,863     468,104
  Accumulated other comprehensive income.....   (7,465)    (15,218)    (27,417)
                                              --------  ----------  ----------
    Total shareholders' equity...............  341,882     417,829     462,764
                                              --------  ----------  ----------
    Total liabilities and shareholders'
     equity.................................. $711,526  $1,059,872  $1,035,536
                                              ========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (in thousands)

                               Years Ended August 31, 1997, 1998 and 1999
                         -------------------------------------------------------
                         Class                        Accumulated
                           A    Additional               Other         Total
                         Common  Paid-in   Retained  Comprehensive Shareholders'
                         Stock   Capital   Earnings     Income        Equity
                         ------ ---------- --------  ------------- -------------
Balance at September 1,
 1996................... $2,893  $(4,890)  $250,576    $  4,707      $253,286
  Net earnings for the
   year.................     --       --     57,925          --        57,925
  Currency translation
   adjustments..........     --       --         --      (8,394)       (8,394)
                                                                     --------
    Total comprehensive
     income.............                                               49,531
  Cash dividends
   declared.............     --       --     (3,114)         --        (3,114)
  Exercise of stock
   options and issuance
   of treasury stock....     34    5,656       (861)         --         4,829
  Tax benefit of stock
   option exercises.....     --    1,052         --          --         1,052
  Stock repurchase and
   other................     --     (223)        --          --          (223)
                         ------  -------   --------    --------      --------
Balance at August 31,
 1997...................  2,927    1,595    304,526      (3,687)      305,361
  Net earnings for the
   year.................     --       --     26,687          --        26,687
  Currency translation
   adjustments..........     --       --         --      (3,744)       (3,744)
                                                                     --------
    Total comprehensive
     income.............                                               22,943
  Cash dividends
   declared.............     --       --     (2,564)         --        (2,564)
  Exercise of stock
   options..............     72    7,686         --          --         7,758
  Tax benefit of stock
   option exercises.....     --      929         --          --           929
  Issuance of common
   stock in 2-for-1
   stock split..........  2,778   (2,778)        --          --            --
  Effect of ZERO
   excluded period (Note
   A)...................  1,948   (1,615)     7,156         (34)        7,455
                         ------  -------   --------    --------      --------
Balance at August 31,
 1998...................  7,725    5,817    335,805      (7,465)      341,882
  Net earnings for the
   year.................     --       --     79,397          --        79,397
  Currency translation
   adjustments..........     --       --         --      (7,753)       (7,753)
                                                                     --------
    Total comprehensive
     income.............                                               71,644
  Cash dividends
   declared.............     --       --     (2,339)         --        (2,339)
  Exercise of stock
   options..............     71    4,641         --          --         4,712
  Tax benefit of stock
   option exercises.....     --    1,930         --          --         1,930
                         ------  -------   --------    --------      --------
Balance at August 31,
 1999................... $7,796  $12,388   $412,863    $(15,218)     $417,829
                         ======  =======   ========    ========      ========

   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (in thousands)

                               Nine Months Ended May 31, 1999 (unaudited)
                         -------------------------------------------------------
                         Class                        Accumulated
                           A    Additional               Other         Total
                         Common  Paid-in   Retained  Comprehensive Shareholders'
                         Stock   Capital   Earnings     Income        Equity
                         ------ ---------- --------  ------------- -------------
Balance at September 1,
 1998................... $7,725  $ 5,817   $335,805    $ (7,465)     $341,882
  Net earnings for the
   nine month period....     --       --     56,215          --        56,215
  Currency translation
   adjustments..........     --       --         --      (5,712)       (5,712)
                                                                     --------
    Total comprehensive
     income.............                                               50,503
  Cash dividends
   declared.............     --       --     (1,755)         --        (1,755)
  Exercise of stock
   options..............     63    3,308         --          --         3,371
                         ------  -------   --------    --------      --------
Balance at May 31,
 1999................... $7,788  $ 9,125   $390,265    $(13,177)     $394,001
                         ======  =======   ========    ========      ========

                               Nine Months Ended May 31, 2000 (unaudited)
                         -------------------------------------------------------
                         Class                        Accumulated
                           A    Additional               Other         Total
                         Common  Paid-in   Retained  Comprehensive Shareholders'
                         Stock   Capital   Earnings     Income        Equity
                         ------ ---------- --------  ------------- -------------
Balance at September 1,
 1999................... $7,796  $12,388   $412,863    $(15,218)     $417,829
  Net earnings for the
   nine month period....     --       --     56,998          --        56,998
  Currency translation
   adjustments..........     --       --         --     (12,199)      (12,199)
                                                                     --------
    Total comprehensive
     income.............                                               44,799
  Cash dividends
   declared.............     --       --     (1,757)         --        (1,757)
  Exercise of stock
   options..............     26    1,867         --          --         1,893
                         ------  -------   --------    --------      --------
Balance at May 31,
 2000................... $7,822  $14,255   $468,104    $(27,417)     $462,764
                         ======  =======   ========    ========      ========


   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Nine Months
                             Years Ended August 31,             Ended May 31,
                          -------------------------------  -----------------------
                            1997       1998       1999        1999        2000
                          ---------  ---------  ---------  ----------- -----------
                                                           (Unaudited) (Unaudited)
Operating activities
  Earnings from
   continuing
   operations...........  $  22,632  $      53  $  34,580   $  24,734    $22,766
  Adjustments to
   reconcile earnings
   from continuing
   operations to cash
   provided by operating
   activities of
   continuing
   operations:
   Depreciation and
    amortization........     19,790     24,563     26,056      20,457     18,224
   Gain from sale of
    assets..............         --     (9,899)      (323)       (124)        --
   Extraordinary loss on
    sale of subsidiary..         --         --         --          --     13,886
   Provision for
    deferred income
    taxes...............     (1,716)    (4,508)     1,804          --         --
   Restructuring and
    other non-recurring
    items, net of income
    tax benefit.........         --     41,741      4,694          --         --
  Changes in operating
   assets and
   liabilities,
   excluding the effects
   of business
   acquisitions and
   disposals:
   Accounts receivable..         27     (1,834)     3,371       3,926    (14,849)
   Inventories..........     13,520     13,318    (17,664)     (7,740)    (4,971)
   Prepaid expenses and
    other assets........     (5,890)     6,478     (5,207)      2,338      2,402
   Trade accounts
    payable.............      3,356      7,564     (2,236)     (4,627)     7,268
   Other liabilities....        436    (16,160)   (14,169)     (2,280)    (7,890)
                          ---------  ---------  ---------   ---------    -------
Cash provided by (used
 in) operating
 activities of
 continuing operations..     52,155     61,316     30,906      36,684     36,836
Cash provided by
 operating activities of
 discontinued
 operations.............     31,879     68,351    119,483      47,458     17,704
                          ---------  ---------  ---------   ---------    -------
Total cash provided by
 operating activities...     84,034    129,667    150,389      84,142     54,540
Investing activities
  Proceeds on sale of
   property, plant and
   equipment............      3,591     16,908      4,884       4,760        703
  Additions to property,
   plant and equipment..    (15,734)   (25,214)   (22,885)    (21,262)    (9,170)
  Business acquisitions,
   net of cash
   acquired.............         --   (135,727)    (7,320)     (3,500)        --
  Product line
   dispositions and
   other................        902      6,061         --          --     15,233
  Net investing
   activities of
   discontinued
   operations...........    (93,103)  (313,999)  (435,337)   (409,078)   (42,206)
                          ---------  ---------  ---------   ---------    -------
Cash used in investing
 activities.............   (104,344)  (451,971)  (460,658)   (429,080)   (35,440)
Financing activities
  Net principal
   borrowings (payments)
   on long-term debt....    (30,565)   102,591    403,349     (27,130)   (36,514)
  (Decreases in)
   additions to
   receivables financing
   facility.............     (7,191)    25,399      1,634       1,950     (9,656)
  Proceeds from
   sale/leaseback
   transactions.........         --         --      6,293          --         --
  Dividends paid on
   common stock.........     (3,114)    (2,564)    (2,339)     (1,171)    (1,757)
  Stock option exercises
   and other............      4,863      6,855      4,552       3,332      1,893
  Net financing
   activities of
   discontinued
   operations...........     71,767    165,348    (86,790)    377,053     11,657
                          ---------  ---------  ---------   ---------    -------
Cash provided by (used
 in) financing
 activities.............     35,760    297,629    326,699     354,034    (34,377)

Effect of exchange rate
 changes on cash........     (1,422)      (882)      (521)         47       (173)
                          ---------  ---------  ---------   ---------    -------
Net increase (decrease)
 in cash and cash
 equivalents............     14,028    (25,557)    15,909       9,143    (15,450)
Effect of change in cash
 of discontinued
 operations.............     (7,190)     7,769    (13,722)      1,280     15,002
Cash and cash
 equivalents--beginning
 of year................      6,160     12,998      5,069       5,069      7,256
Effect of ZERO excluded
 period (Note A)........         --      9,859         --          --         --
                          ---------  ---------  ---------   ---------    -------
Cash and cash
 equivalents--end of
 year...................  $  12,998  $   5,069  $   7,256   $  15,492    $ 6,808
                          =========  =========  =========   =========    =======



   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Unaudited Interim Financial Statements: The accompanying Consolidated Statements of Earnings and Cash Flows for the nine months ended May 31, 1999 and May 31, 2000, the Consolidated Statement of Shareholders' Equity and Comprehensive Income for the nine months ended May 31, 2000, the Consolidated Balance Sheet as of May 31, 2000 and the related notes, have not been audited.

Note A--Summary of Significant Accounting Policies

   Principles of Consolidation: The consolidated financial statements include the accounts of Applied Power Inc. and its subsidiaries, doing business as Actuant Corporation ("Applied Power," "Actuant," or the "Company"). Applied Power consolidates companies in which it owns or controls more than fifty percent of the voting shares. The results of companies acquired or disposed of during the fiscal year are included in the consolidated financial statements from the effective date of acquisition or until the date of disposal except in the case of pooling of interests (see "Basis of Presentation" below). All significant intercompany balances, transactions and profits have been eliminated in consolidation.

   Basis of Presentation: The consolidated financial statements have been prepared in United States Dollars in accordance with generally accepted accounting principles in the United States. As described more fully in Note D-- "Merger, Acquisitions and Divestitures," on July 31, 1998, ZERO Corporation, a Delaware corporation ("ZERO"), became a wholly-owned subsidiary of Applied Power through the merger of STB Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Applied Power ("STB"), with and into ZERO (the "Merger") pursuant to an Agreement and Plan of Merger by and among Applied Power, ZERO and STB dated as of April 6, 1998 (the "Merger Agreement"). The consolidated financial statements have been prepared following the pooling of interests method of accounting for the Merger and therefore reflect the combined financial position, operating results and cash flows of ZERO as if they had been combined for all periods presented. Prior to the Merger, ZERO had a March 31 fiscal year end. The Consolidated Balance Sheet and Statements of Earnings, Shareholders' Equity and Comprehensive Income, and Cash Flows as of and for the year ended August 31, 1998 reflect the combination of an August 31 year end consolidated financial position, results of operations and cash flows for ZERO. The Consolidated Statements of Earnings, Shareholders' Equity and Comprehensive Income, and Cash Flows for the year ended August 31, 1997 reflect the combination of the results of operations and cash flows of ZERO for the year ended March 31, 1997 and the results of operations and cash flows of Applied Power Inc. for the fiscal year ended August 31, 1997. The results of operations and cash flows for ZERO from April 1, 1997 to August 31, 1997, which have been excluded from these consolidated financial statements, are reflected as a fiscal 1998 adjustment to the Consolidated Statements of Shareholders' Equity and Comprehensive Income and Cash Flows. Net sales and net income for ZERO for the excluded period from April 1, 1997 to August 31, 1997 were $107.2 million and $7.9 million, respectively. The majority of the ZERO businesses are part of the Electronics segment and are part of discontinued operations as described more fully in Note B--"Discontinued Operations."

   Unaudited Interim Financial Statements: The accompanying Consolidated Statements of Earnings and Cash Flows for the nine months ended May 31, 1999 and May 31, 2000, the Consolidated Statement of Shareholders' Equity and Comprehensive Income for the nine months ended May 31, 2000, the Consolidated Balance Sheet as of May 31, 2000 and the related notes, have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited consolidated financial statements for the years ended August 31, 1997, 1998, and 1999. In the opinion of management, all adjustments have been made, including normal recurring adjustments, that are necessary to present fairly the unaudited interim consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

   Cash Equivalents: The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

                               APPLIED POWER INC.

   Inventories: Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out ("LIFO") method for a portion of U.S. owned inventory (approximately 63% and 62% of total inventories in 1998 and 1999, respectively). The first-in, first-out or average cost methods are used for all other inventories. If the LIFO method was not used, inventory balances would be higher than the amounts in the Consolidated Balance Sheets by approximately $8.6 million and $8.4 million at August 31, 1998 and 1999, respectively.

   Property, Plant and Equipment: Property, plant and equipment are stated at cost. Plant and equipment are depreciated over the estimated useful lives of the assets, ranging from two to thirty years, under the straight-line method for financial reporting purposes and either the straight-line or regulatory methods for income tax purposes. Capital leases and leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter. Expenditures for maintenance and repairs not expected to extend the useful life of an asset beyond its normal useful life are expensed as incurred.

   Goodwill and Other Intangible Assets: Goodwill is amortized on a straight-line basis over periods of fifteen to forty years. Other intangible assets, consisting primarily of purchased patents, trademarks and noncompete agreements, are amortized over periods from two to forty years. The Company periodically evaluates the carrying value of goodwill and other intangible assets. Impairment of goodwill, if any, is measured on the basis of whether anticipated undiscounted operating cash flows generated by the underlying assets exceeds the recorded goodwill. For the year ended August 31, 1998, the Company recorded an impairment of goodwill of $5.6 million. For further information, see Note H--"Merger, Restructuring and Other Non-recurring Items." Based on the Company's evaluation, no impairment of goodwill was realized for any other periods presented.

   Revenue Recognition: Revenues and costs of products sold are recognized as the related products are shipped.

   Research and Development Costs: Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $9.5 million, $11.2 million and $7.6 million in fiscal 1997, 1998 and 1999, respectively.

   Financing Costs: Net financing costs represent interest expense, financing fees, amortization of debt financing costs and accounts receivable financing costs, net of interest and investment income earned, which were insignificant for all periods presented.

   Income Taxes: The Company uses the liability method to record deferred income tax assets and liabilities relating to the expected future income tax consequences of transactions that have been recognized in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statement carrying amounts and income tax bases of assets and liabilities using tax rates in effect in the years in which temporary differences are expected to reverse. For further information, see Note M--"Income Taxes."

                               APPLIED POWER INC.

   Earnings Per Share: The following table sets forth the computation of basic and diluted earnings per share (fiscal 1998 and 1999 results include restructuring charges and other one-time items--see Note H--"Merger, Restructuring and Other Non-recurring Items"):

                                                              Nine Months
                                Years Ended August 31,       Ended May 31,
                                ----------------------- -----------------------
                                 1997    1998    1999      1999        2000
                                ------- ------- ------- ----------- -----------
                                                        (unaudited) (unaudited)
Numerator (in thousands):
  Earnings from continuing
   operations.................. $22,632 $    53 $34,580   $24,734     $34,952
  Earnings from discontinued
   operations..................  35,293  26,634  44,817    31,481      34,232
  Extraordinary loss on sale of
   subsidiary..................     --      --      --        --      (12,186)
                                ------- ------- -------   -------     -------
    Net earnings............... $57,925 $26,687 $79,397   $56,215     $56,998
                                ======= ======= =======   =======     =======
Denominator (in thousands):
  Weighted average common
   shares outstanding for basic
   earnings per share..........  37,880  38,380  38,825    38,783      39,045
  Net effect of dilutive stock
   options based on the
   treasury stock method using
   average market price........   1,427   1,794   1,375     1,421       1,257
                                ------- ------- -------   -------     -------
    Weighted average common and
     potentially issuable
     shares outstanding for
     diluted earnings per
     share.....................  39,307  40,174  40,200    40,204      40,302
                                ======= ======= =======   =======     =======
Basic Earnings Per Share:
  Earnings from continuing
   operations per share........ $  0.60 $  0.00 $  0.89   $  0.64     $  0.89
  Earnings from discontinued
   operations per share........    0.93    0.70    1.15      0.81        0.88
  Extraordinary loss per
   share.......................     --      --      --        --        (0.31)
                                ------- ------- -------   -------     -------
    Net earnings per share..... $  1.53 $  0.70 $  2.04   $  1.45     $  1.46
                                ======= ======= =======   =======     =======
Diluted Earnings Per Share:
  Earnings from continuing
   operations per share........ $  0.57 $  0.00 $  0.86   $  0.62     $  0.87
  Earnings from discontinued
   operations per share........    0.90    0.66    1.12      0.78        0.85
  Extraordinary loss per
   share.......................     --      --      --        --        (0.30)
                                ------- ------- -------   -------     -------
    Net earnings per share..... $  1.47 $  0.66 $  1.98   $  1.40     $  1.42
                                ======= ======= =======   =======     =======

   Stock options to purchase approximately 0.4 million shares of common stock were outstanding during 1999 but were not included in the above computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares. Less than 0.1 million stock options were anti-dilutive for fiscal years 1997 and 1998.

   Foreign Currency Translation: A significant portion of the Company's sales, income and cash flow is derived from its international operations. The financial position and the results of operations of Actuant's foreign operations are measured using the local or regional currency of the countries in which they operate and are translated into U.S. Dollars. Revenues and expenses of foreign subsidiaries are translated into U.S. Dollars at the average exchange rate effective during the period. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which the sales are generated, the reported results of operations of Actuant's foreign subsidiaries are affected by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending on the weakening or strengthening of the U.S. Dollar. In addition, a portion of Actuant's net assets is

                               APPLIED POWER INC.

based in its foreign subsidiaries and translated into U.S. Dollars at the foreign currency rate in effect at the end of each period. Accordingly, Actuant's consolidated shareholders' equity will fluctuate depending upon the strengthening or weakening of the U.S. Dollar versus other currencies. Such currency translation amounts constitute the balance of accumulated other comprehensive income in the accompanying Consolidated Balance Sheets. Net gains (losses) resulting from foreign currency transactions, included in "Other (income) expense--net" in the Consolidated Statements of Earnings, amounted to $1.0 million, $(0.1) million and $(0.7) million for the years ended August 31, 1997, 1998 and 1999, respectively.

   Foreign Currency Hedging and Derivative Financial Instruments: Borrowings under long-term foreign currency loans are used to partially hedge against declines in the value of net investments in certain foreign subsidiaries. The Company also periodically enters into foreign currency contracts to hedge certain exposures related to selected transactions. Applied Power had no foreign currency contracts in place at August 31, 1999.

   Derivative financial instruments are primarily utilized by the Company to manage risks associated with interest rate market volatility and foreign exchange exposures. The Company does not hold or issue derivative financial instruments for trading purposes. For interest rate swap agreements, the differential to be paid or received is accrued monthly as an adjustment to interest expense. The Company also utilizes foreign currency forward contracts to hedge existing foreign exchange exposures. Gains and losses resulting from these instruments are recognized in the same period as the underlying transaction. Gains relating to terminations of qualifying hedges are deferred and recognized in income at the same time as the underlying hedged transactions.

   Fair Value of Financial Instruments: The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and long-term debt approximated book value as of August 31, 1998 and 1999 due to their short-term nature and the fact that the interest rates approximated year-end market rates of interest. The fair value of debt instruments is calculated by discounting the cash flow of such obligations using the market interest rates for similar instruments.

   Use of Estimates: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the periods presented. They also affect the disclosure of contingencies. Actual results could differ from those estimates and assumptions.

   New Accounting Pronouncements: In June 1998, Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued and was effective for all fiscal years beginning after June 15, 1999. SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of SFAS No. 133," and will now be effective for fiscal years beginning after June 15, 2000, with early adoption permitted. SFAS No. 133, as amended, requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. Upon adoption, the Company will be required to report derivative and hedging instruments at fair value in the balance sheet and recognize changes in the fair value of derivatives in net earnings or other comprehensive income, as appropriate. SFAS No. 133, as amended, will be effective for the Company's fiscal year 2001 first quarter financial statements and restatement of prior years will not be permitted. Given Applied Power's current derivative and hedging activities, the pronouncement is not expected to have a material effect on the Company's financial position or results of operations.

   Reclassifications: Certain prior year amounts have been reclassified to conform to the fiscal 1999 presentation.

                               APPLIED POWER INC.

Note B--Discontinued Operations

   On January 27, 2000, Applied Power's board of directors authorized various actions intended to enable Applied Power to distribute its Electronics segment ("APW Ltd.") to its shareholders (the "Distribution"). In the Distribution, Applied Power shareholders will receive, in the form of a special dividend, one share of APW Ltd. common stock for each Applied Power common share. As a result, APW Ltd. will become a separately traded, publicly held company. The Distribution was approved by the board of directors on July 7, 2000 and shares of APW Ltd. will be distributed to Applied Power shareholders effective July 31, 2000 to shareholders of record at July 21, 2000.

   Accordingly, the consolidated financial statements and related notes have been reclassified to reflect the Company's Electronics segment as a discontinued operation. Thus, the revenues, costs and expenses, assets and liabilities, and cash flows of the Electronics segment have been excluded from the respective captions in the accompanying consolidated financial statements. The net operating results of the Electronics segment have been reported, net of applicable taxes, as "Earnings from operations of discontinued Electronics segment." The net operating results of the discontinued operations include financing costs related to the debt of the Electronics segment. The net assets of the Electronics segment have been reported in the Consolidated Balance Sheets as "Net assets of discontinued operations."

   For purposes of this presentation, the amount of debt allocated to continuing and discontinued operations was determined based on preliminary estimates of the amount of debt expected to be retained by Actuant and allocated to APW Ltd. in the Distribution. The allocation of interest to continuing and discontinued operations was based on relative debt levels assigned. In conjunction with the Distribution, the majority of the Company's existing credit facilities and Notes are anticipated to be replaced with new facilities and notes. There were no general corporate expenses allocated to discontinued operations during the periods presented.

   The following selected financial data for the Electronics business segment is presented for informational purposes only and does not necessarily reflect what the results of operations and financial position would have been had the segment operated as a stand-alone entity (in thousands).

                                                            Nine months
                          Fiscal year ended August 31,     ended May 31,
                          ---------------------------- ----------------------
                            1999     1997      1998       1999        2000
                          -------- -------- ---------- ----------- ----------
                                                       (unaudited) (unaudited)
Net sales................ $375,318 $593,210 $1,055,338  $773,763   $  886,014
                          ======== ======== ==========  ========   ==========
Earnings before income
 tax expense............. $ 56,129 $ 48,256 $   69,341  $ 50,317   $   59,105
Income tax expense.......   20,836   21,622     24,524    18,836       22,790
Extraordinary loss, net
 of taxes                       --       --         --        --       (2,083)
                          -------- -------- ----------  --------   ----------
Earnings from operations
 of discontinued
  Electronics segment,
   net of taxes.......... $ 35,293 $ 26,634 $   44,817  $ 31,481   $   34,232
                          ======== ======== ==========  ========   ==========
Current assets...........          $188,935 $  222,025             $  257,338
                                   ======== ==========             ==========
Total assets.............          $715,769 $1,164,236             $1,170,102
                                   ======== ==========             ==========
Current liabilities......          $182,392 $  231,154             $  237,364
                                   ======== ==========             ==========
Total liabilities........          $466,073 $  565,778             $  572,613
                                   ======== ==========             ==========
Net assets of
 discontinued
 operations..............          $249,696 $  598,458             $  597,489
                                   ======== ==========             ==========

                               APPLIED POWER INC.

   In order to effect the Distribution, Applied Power and the Electronics business segment will enter into the following agreements:

  . Contribution Agreement, Plan and Agreement of Reorganization and
    Distribution

  . General Assignment, Assumption and Agreement regarding Litigation,
    Claims, and other Liabilities

  . Transitional Trademark Use and License Agreement

  . Insurance Matters Agreement

  . Bill of Sale and Assumption of Liabilities

  . Employee Benefits and Compensation Agreement

  . Tax Sharing and Indemnification Agreement

  . Interim Administrative Services Agreement

  . Confidentiality and Non Disclosure Agreement

  . Assumption of Applied Power Inc. Debt Obligation

   These Agreements define the ongoing relationship between the parties after the Distribution. Applied Power and the Electronics business segment have established pricing terms for services to be effective after the Distribution believed to be comparable to what could be achieved through arm's-length negotiations. Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into and such agreements and transactions will be negotiated on an arm's-length basis.

Note C--Extraordinary Item

   In May 2000, the Company recorded an extraordinary $13.9 million charge ($12.2 million net of $1.7 million tax benefit) related to the loss on the sale of Air Cargo Corporation and related other assets. Applied Power Inc had acquired Air Cargo Equipment Corporation as part of the ZERO pooling of interests on July 1, 1998. It is presented as an extraordinary item due to meeting the following criteria; (i) the divestiture occurred within two years of the pooling of interest, (ii) the divestiture was not planned at that time of the pooling of interest and (iii) operations divested are material based on the relative criteria. See note D--"Merger, Acquisitions and Divestitures" for additional information.

Note D--Merger, Acquisitions and Divestitures

Nine Months Ended May 31, 2000 (unaudited)--

 Acquisition--

   On January 28, 2000, Applied Power, through a wholly owned subsidiary, acquired all of the outstanding stock of Metalade of Pennsylvania, Inc. ("Metalade"). Metalade specializes in metal fabrication relating to electronic enclosures. The purchase price of this acquisition totaled $8.7 million, including fees and expenses, plus future consideration not to exceed $5.0 million based on future achieved sales levels. The acquisition was funded by borrowings under Applied Power credit facilities. The acquisition has been accounted for using the purchase method. Metalade is included in discontinued operations in the Consolidated Statements of Earnings from the acquisition date. Preliminary allocations of the purchase price resulted in approximately $6.7 million of goodwill.

                               APPLIED POWER INC.

 Divestiture--
   The company completed the sale of Air Cargo Corporation, a business unit in the Engineered Solutions segment, to Teleflex Incorporated on May 26, 2000. The total consideration from the transaction, which was structured as both a sale of stock of the Air Cargo Equipment Corporation and the sale of other assets, was $12.0 million, resulting in an extraordinary loss of $13.9 million, $12.2 million after-tax.

   On November 23, 1999, a wholly-owned subsidiary of the Company completed the sale of the assets of Samuel Groves & Co. Ltd., a business unit in the Engineered Solutions segment. Total consideration from the transaction was approximately $3.0 million, which approximated the book value of such assets.

Fiscal 1999--

 Acquisitions

   On September 29, 1998, Applied Power, through its wholly-owned subsidiary, APW Enclosure Systems Limited, accepted for payment all shares of Rubicon Group plc ("Rubicon") common stock which had been tendered pursuant to the APW Enclosure Systems Limited tender offer (with a guaranteed loan note alternative) for all outstanding shares of common stock at 2.35 pounds sterling per share and all outstanding cumulative preference shares at 0.50 pounds sterling per share. The tendered common shares accepted for payment exceeded 90% of the outstanding common shares on October 8, 1998, and APW Enclosure Systems Limited invoked Section 429 of the UK Companies Act of 1985, as amended, to acquire the remaining outstanding common shares of Rubicon. APW Enclosure Systems Limited now owns all of the common shares of Rubicon. Rubicon is a leading provider of electronic manufacturing services and engineered magnetic solutions to major OEMs in the information technology and telecommunication industries. Cash paid for Rubicon totaled $371.5 million, with the purchase price allocation resulting in $340.6 million of goodwill. Funds for the acquisition were provided through Applied Power's credit facilities. The acquisition was accounted for using the purchase method of accounting. The operating results of Rubicon subsequent to September 29, 1998 are included in discontinued operations in the Consolidated Statements of Earnings.

   In June 1999, Applied Power, through a wholly owned subsidiary, acquired all of the outstanding stock of Innovative Metal Fabrication, Inc. ("Innovative"). Innovative designs and manufactures technical environments used in electronic assembly operations, as well as electronic gaming enclosures, in Grass Valley, CA and Austin, TX. In May 1999, Applied Power also acquired certain assets of Connector Technology, Inc. ("CTI") of Anaheim, CA. CTI manufactures custom backplanes and was integrated with Applied Power's Electronic Solutions business unit. Also, in the fourth quarter of fiscal 1999, a wholly-owned subsidiary of the Company purchased shares of Ergun Kriko San Ticaret ("Ergun"), an Akhisar, Turkey based company specializing in the manufacture of hydraulic cab-tilting systems and hydraulic bottle jacks for the Turkish truck market. The total purchase price of the combined Innovative, CTI and Ergun acquisitions totaled approximately $17.0 million, including fees and expenses, and was funded by borrowings under Applied Power credit facilities. Allocations of the purchase price resulted in approximately $10.9 million of goodwill. All three acquisitions have been accounted for using the purchase method. The results of operations of Ergun are included in earnings from continuing operations in the Consolidated Statements of Earnings from its acquisition date, while the results of operations of Innovative and CTI are included in discontinued operations.

Fiscal 1998--

 Merger

   On July 31, 1998, shareholders of Applied Power voted to approve the merger of a newly created subsidiary of Applied Power into ZERO Corporation ("ZERO"). The Merger was completed after the approval of the shareholders of Applied Power and ZERO at their respective special shareholder meetings. Under the terms of the Merger Agreement, ZERO stockholders received 0.85 of a share of Applied Power's Common

                               APPLIED POWER INC.

Stock for each share of ZERO Common Stock. Applied Power issued approximately
10.6 million shares of its common stock in exchange for all outstanding common stock of ZERO Corporation and assumed outstanding stock options to purchase ZERO common stock that were converted into stock options to purchase approximately 0.6 million shares of Applied Power's common stock pursuant to the terms of the Merger. This equates to a purchase price of approximately $386 million based on the July 30, 1998 closing stock price of Applied Power. ZERO's primary business is protecting electronics. ZERO's system packaging, thermal management and engineered cases serve the telecommunication, instrumentation and data-processing markets. ZERO also produces the ZERO Halliburton(R) line of cases for consumers worldwide and cargo containers and proprietary loading systems to the airline industry. The Merger has been accounted for using the pooling of interests method of accounting, and therefore, the consolidated financial statements reflect the consolidated financial position, operating results and cash flows of Applied Power and ZERO as if they had been consolidated for all periods presented. The majority of the ZERO businesses are included in discontinued operations in the Consolidated Statements of Earnings as described more fully in Note B--"Discontinued Operations."

   All fees and expenses related to the ZERO merger and to the integration of the combined companies have been expensed as required under the pooling of interests method of accounting. Such fees and expenses amounted to $20.1 million in 1998. This total includes transaction costs of approximately $9.3 million related to legal, accounting and financial advisory services. The remaining $10.8 million reflects costs associated with organizational realignment, closure of ZERO headquarters, facility consolidation and the conforming of accounting policies. Substantially all of such amounts were considered general corporate expense and therefore, included in continuing operations.

 Acquisitions

   On June 5, 1998, Applied Power Limited, a United Kingdom subsidiary of Applied Power, accepted for payment all of the VERO Group plc ("VERO") stock tendered, which totaled over 72% of the outstanding VERO shares, pursuant to Applied Power Limited's tender offer to acquire the entire issued share capital of VERO at a price of 192 pence per VERO share (the "Offer"). Applied Power Limited had previously acquired approximately 10% of VERO's shares, so that after accepting the shares tendered, Applied Power Limited owned or had accepted over 82% of VERO's shares. On June 19, 1998, Applied Power Limited announced that additional shares tendered brought the total of the shares it owned or had accepted for payment to over 90% of VERO's issued share capital and that it would invoke Section 429 of the U.K. Companies Act of 1985, as amended, to acquire the remaining outstanding shares of VERO stock. After the required procedures were completed, Applied Power Limited owned all of the issued share capital of VERO. Total purchase price for the transaction amounted to approximately $191.7 million. Allocations of the purchase price resulted in approximately $183.8 million of goodwill. VERO is a United Kingdom based company that manufactures electronic enclosures, racks, backplanes and power supplies. The acquisition has been accounted for using the purchase method of accounting. The operating results of VERO subsequent to June 5, 1998 are included in discontinued operations in the Consolidated Statements of Earnings.

   On October 6, 1997, the Company, through a wholly-owned subsidiary, accepted for payment all shares of Versa Technologies, Inc. ("Versa/Tek") common stock which were tendered pursuant to the Company's tender offer to purchase all outstanding shares at a cash price of $24.625 net per share. The balance of the outstanding shares was acquired for the same per share cash price in a follow-up merger on October 9, 1997. Cash paid for the transaction totaled approximately $141.0 million. Allocations of the purchase price resulted in approximately $104.5 million of goodwill. Funds for the acquisition were primarily provided through Applied Power's credit facilities. Versa/Tek, operating out of several locations in Wisconsin, is a value-added manufacturer of custom-engineered components and systems for diverse industrial markets. The acquisition has

                               APPLIED POWER INC.

been accounted for using the purchase method of accounting. The operating results of Versa/Tek subsequent to October 6, 1997 are included in earnings from continuing operations in the Consolidated Statement of Earnings.

   In addition to the VERO and Versa/Tek acquisitions discussed above, in fiscal 1998 the Company acquired nine other companies, primarily in its discontinued Electronics business segment, for an aggregate purchase price of approximately $134.4 million, including $127.7 million in cash and the assumption of approximately $6.7 million in debt. The cash portion of the acquisitions was funded by borrowings under Applied Power credit facilities. Each of these acquisitions was accounted for using the purchase method of accounting and the results of operations of the acquired companies are included in earnings from continuing operations in the Consolidated Statements of Earnings from their respective acquisition dates, with the Electronics segment acquisitions reported in discontinued operations. As a result of the acquisitions, the Company recorded approximately $105.4 million of goodwill.

   The following unaudited pro forma data summarize the results of operations for the periods presented as if the acquisition of Versa/Tek had been completed on September 1, 1996, the beginning of the Company's 1997 fiscal year. The pro forma data give effect to actual operating results prior to the respective acquisitions and adjustments to interest expense, goodwill amortization and income tax expense. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on September 1, 1996 or that may be obtained in the future. The pro forma effects of all other fiscal 1997, 1998, 1999 and nine months ended May 31, 2000 acquisitions are not included in the below data as they are included in discontinued operations in the Consolidated Statements of Earnings from the acquisition date or are not significant to the net sales, net earnings and earnings per share amounts reported in the accompanying financial statements.

                                                  Fiscal Year Ended August 31,
                                                  -----------------------------
                                                       1997           1998
                                                  -------------- --------------
                                                      (in thousands, except
                                                       per share amounts)
      Net Sales.................................  $      624,299 $      646,809
      Earnings from continuing operations.......  $       20,629 $          130
      Basic Earnings Per Share from continuing
       operations...............................  $         0.55 $         0.00
      Shares Used in Computation................          37,880         38,380
      Diluted Earnings Per Share from continuing
       operations...............................  $         0.53 $         0.00
      Shares Used in Computation................          39,307         40,174

 Divestiture

   On March 31, 1998, the Company completed the sale of the assets of Moxness Industrial Products, a division of Versa/Tek. Total consideration from the transaction was $6.0 million, which approximated book value of the assets.

Fiscal 1997--

 Acquisitions

   On September 26, 1996, the Company acquired the net assets of Everest Electronic Equipment, Inc. ("Everest") for cash consideration of $52.0 million, which was funded through borrowings under then existing Applied Power credit facilities. Approximately $43.0 million of the purchase price was assigned to goodwill. Everest is a manufacturer of custom and standard electronic enclosures used by the computer, telecommunication, datacom and other industries and is headquartered in Anaheim, California. The acquisition has been accounted for using the purchase method of accounting. The results of Everest subsequent to the acquisition date are included in the Electronics segment and are therefore included in discontinued operations in the Consolidated Statements of Earnings.

                               APPLIED POWER INC.

   In addition to the acquisition of Everest discussed above, in fiscal 1997 the Company acquired three other companies for an aggregate of approximately $22.8 million in cash plus $5.8 million in subsequent earn-out payments. The cash portion of the purchase price was funded by borrowings under then existing Applied Power credit facilities. Each of these acquisitions was accounted for as a purchase and the results of operations of the acquired companies, all in the Electronics segment, are included in discontinued operations in the Consolidated Statements of Earnings from their respective acquisition dates. As a result of the acquisitions, the Company recorded approximately $17.0 million in goodwill.

Note E--Accounts Receivable Financing

   On November 20, 1997, the Company replaced its former $50.0 million accounts receivable financing facility with a new facility that provided up to $80.0 million of multi-currency accounts receivable financing. This new agreement expires in November 2000. On August 28, 1998, the Company amended the facility by increasing the amount of multi-currency accounts receivable financing to $90.0 million. On December 18, 1998, the facility was increased to $150.0 million of multi-currency accounts receivable financing. All other substantive terms of the amended agreements remained the same.

   Applied Power and certain subsidiaries (collectively, "Originators") sell trade accounts receivable to Applied Power Credit Corporation ("APCC"), a wholly owned limited purpose subsidiary of Applied Power. APCC is a separate corporate entity that sells participating interests in its pool of accounts receivable to financial institutions ("Purchasers"). The Purchasers, in turn, receive an ownership and security interest in the pool of receivables. Participation interests in new receivables generated by the Originators are purchased by APCC and resold to the Purchasers as collections reduce previously sold participation interests. APCC has the risk of credit loss on such receivables up to a maximum recourse amount of 16% of sold receivables. Applied Power retains collection and administrative responsibilities on the participation interests sold as servicer for APCC and the Purchasers.

   At August 31, 1998, August 31, 1999 and May 31, 2000, accounts receivable were reduced by $51.3 million, $52.9 million and $43.8 million, respectively, representing receivable interests sold under this program. Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheets and the proceeds received, which are used to reduce debt, are included in cash flows from financing activities in the accompanying Consolidated Statements of Cash Flows.

   Accounts receivable financing costs totaling $1.8 million, $2.6 million and $3.2 million for the years ended August 31, 1997, 1998 and 1999, respectively, are included in net financing costs in the accompanying Consolidated Statements of Earnings.

   Immediately after the Distribution, the Company does not anticipate continuing the accounts receivable financing program.

Note F--Net Inventories

   The nature of the Company's products is such that they generally have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. Several other locations maintain and manage their inventories using a job cost system where the distinction of categories of inventory by state of completion is also not available.

   As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

                               APPLIED POWER INC.

Note G--Shareholders' Equity

   The authorized capital stock of the Company as of August 31, 1999 consists of 80,000,000 shares of Class A Common Stock, $0.20 par value, of which 38,978,340 shares were issued and outstanding; 7,500,000 shares of Class B Common Stock, $0.20 par value, none of which were issued and outstanding; and 800,000 shares of Cumulative Preferred Stock, $1.00 par value ("Preferred Stock"), none of which have been issued. Holders of both classes of the Company's Common Stock are entitled to such dividends as the Company's board of directors may declare out of funds legally available, subject to any contractual restrictions on the payment of dividends or other distributions on the Common Stock. If the Company were to issue any of its Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments. In the event of dissolution or liquidation of the Company, the holders of both classes of Common Stock are entitled to share ratably all assets of the Company remaining after payment of the Company's liabilities and satisfaction of the rights of any series of Preferred Stock, which may be outstanding. There are no redemption or sinking fund provisions with respect to the Common Stock.

   On January 8, 1998, the board of directors authorized a two-for-one stock split effected in the form of a 100 percent stock dividend to shareholders of record on January 22, 1998. To effect the stock split, a total of 13,891,578 shares of the Company's Class A Common Stock was issued on February 3, 1998. All references in the consolidated financial statements to the average number of common shares and related per share amounts have been restated to reflect the stock split.

   At the Annual Meeting of Shareholders on January 9, 1998, the shareholders voted to increase the number of authorized shares of Class A Common Stock from 40,000,000 to 80,000,000.

Note H--Merger, Restructuring and Other Non-recurring Items

Nine Months Ended May 31, 2000 (unaudited)--

   In fiscal 2000, Applied Power recorded $4.4 million of fees and expenses associated with the Distribution transaction and incorporating APW Ltd. Such legal, accounting, tax and investment banking fees and expenses are reported under the caption "Corporate Reorganization Expenses" in the Consolidated Statement of Earnings for the nine months ended May 31, 2000.

   In the first quarter of fiscal 2000, Applied Power recovered certain costs associated with the cancellation of a contract within its Industrial business segment for which a loss was recorded in a prior period. See fiscal 1999 below. The gain of $1.4 million represents a reduction in the estimated loss originally recorded in fiscal 1999.

Fiscal 1999--

   In the first quarter of fiscal 1999, the Company incurred a $7.8 million non-recurring charge due to the cancellation of a contract within the Industrial business segment. The majority of these costs were incurred prior to fiscal 1999.

Fiscal 1998--

   In the fourth quarter of fiscal 1998, the Company recorded merger, restructuring and other one-time charges of $50.4 million, $37.2 million net of tax, or $0.93 per diluted share. The charge included $30.3 million relating to action programs to eliminate less productive products and product lines, consolidate Gardner

                               APPLIED POWER INC.

Bender and Enerpac headquarters and combine certain facilities. Also included were costs relating primarily to the write-off of obsolete inventory to net realizable value, employee severance, facility closures, operating lease obligations, and, in two cases, the write-down of goodwill. The Company completed its planned restructuring programs during fiscal 1999.

   In connection with the Merger with ZERO consummated in fiscal 1998 (Note D-- "Merger, Acquisitions and Divestitures"), the Company recorded transaction costs related to legal, accounting and financial advisory services which were expensed as required under the pooling of interests method of accounting. In addition, the Company incurred costs associated with organizational realignment, closure of ZERO headquarters, a change in estimate of a receivable valuation and the write-off of obsolete inventory due to conforming of product lines. Together these totaled approximately $20.1 million and were part of the $50.4 million charge discussed above.

   The following table summarizes the manner in which merger, restructuring and other non-recurring items were recorded in the 1998 Consolidated Statement of Earnings (in thousands):

Cost of products sold.................................................. $15,660
Engineering, selling and administrative expenses.......................   9,019
Amortization of intangible assets......................................   5,062
Restructuring charges..................................................  11,367
Merger related expenses................................................   9,276
                                                                        -------
  Subtotal.............................................................  50,384
Less: Income tax benefit...............................................  13,143
                                                                        -------
  Total................................................................ $37,241
                                                                        =======

   Additionally, fiscal 1998 results included a pretax $4.5 million asset impairment charge recorded to reduce the carrying amount of a European subsidiary in the Industrial segment to estimated realizable value. This charge is reported in the "Provision for loss on sale of subsidiary" caption in the Consolidated Statement of Earnings. The assets of this European subsidiary were sold in the first quarter of fiscal 2000. See Note D--"Mergers, Acquisitions and Divestitures" for further discussion regarding the sale.

Note I--Debt

   The Company's indebtedness was as follows (in thousands):

                                                     August 31,
                                                  -----------------   May 31,
                                                    1998     1999      2000
                                                  -------- -------- -----------
                                                                    (unaudited)
Borrowings under:
  Multi-currency revolving credit agreement...... $360,672 $407,287  $423,914
  Senior subordinated notes, due 2009............       --  200,000   200,000
  Commercial paper...............................   42,930  108,691    78,862
  Senior promissory notes, due March 8, 2011.....   50,000   50,000        --
  Floating rate unsecured loan notes, due 2003...   27,386   30,681    25,927
  Pound Sterling multi-currency revolving credit
   agreement.....................................   26,218    5,623     5,592
  Other..........................................    5,351    6,156    10,034
                                                  -------- --------  --------
Total long-term debt.............................  512,557  808,438   744,329
  Less: Amounts attributable to discontinued
   operations....................................  287,422  287,422   287,422
                                                  -------- --------  --------
Long-term debt attributable to continuing
 operations...................................... $225,135 $521,016  $456,907
                                                  ======== ========  ========

   On April 1, 1999, the Company issued $200.0 million of 8.75% Senior Subordinated Notes due 2009 (the "1999 Notes"). Net proceeds from the 1999 Notes offering approximated $194.6 million after deducting

                               APPLIED POWER INC.

underwriting discounts and other offering expenses. Proceeds from the 1999 Notes were used to repay a portion of the borrowings outstanding under New Facility discussed below, thereby restoring the Company's borrowing capacity under that agreement. Interest on the 1999 Notes is payable semi-annually, and the Company has the option to redeem all or a portion of the 1999 Notes at certain specified redemption prices on or after April 1, 2004. The 1999 Notes are subordinate in right of payment to the prior payment in full of all senior debt as defined in the indenture.

   To provide the necessary funds for the acquisition of Rubicon Group plc ("Rubicon") by the Company's Electronics segment, the Company and Enerpac B.V., a Netherlands subsidiary of the Company, as Borrowers, entered into a Multi-currency Credit Agreement, dated as of October 14, 1998, providing for an $850.0 million, five-year revolving credit facility (the "New Facility"). In conjunction with the closing of the New Facility, the Company terminated its prior $700.0 million, five-year revolving credit facility (the "Facility") and used certain funds received under the New Facility to repay borrowings under the Facility.

   At August 31, 1999, direct outstanding borrowings under the New Facility were $407.3 million and commercial paper borrowings and the floating rate unsecured loan notes, considered a utilization of the New Facility, were $108.7 million and $30.7 million, respectively. At August 31, 1999, the Company had borrowings under the New Facility of $235.0 million, $13.7 million and $158.6 million denominated in the U.S. Dollar, the Japanese Yen and the Euro, respectively. Under the New Facility, the Company can borrow at a floating rate of LIBOR plus 0.275% to 1.375% annually, depending on the Company's debt-to-EBITDA ratio. Currently, the Company incurs interest at 1% above 30-day LIBOR, determined by the underlying currency of the debt, which the Company is borrowing. A non-use fee, currently computed at a rate of 0.275% annually, is payable quarterly on the average unused credit line. The unused credit line of the New Facility at August 31, 1999 was approximately $303.3 million.

   The New Facility contains customary restrictions concerning investments, liens on assets, sales of assets, maximum levels of debt and minimum levels of shareholders' equity. In addition, the agreement requires the Company to maintain certain financial ratios. As of August 31, 1999, the Company was in compliance with all debt covenants.

   Commercial paper outstanding at August 31, 1999 totaled $108.7 million, net of discount, and carried an average interest rate of 5.4%. The Company has the ability and intent to maintain these commercial paper obligations, classified as long term, for more than one year. Amounts outstanding as commercial paper reduce the amount available for borrowings under the New Facility.

   The $50.0 million senior promissory notes due March 8, 2011 bear interest at 7.13%, and are payable in 11 annual installments of $4.5 million beginning March 8, 2001. The proceeds from the notes were used solely for the repurchase of ZERO's common stock in a Dutch Auction Tender Offer in fiscal 1996 and for payment of related expenses. In January 2000, the Company paid off the $50.0 million senior promissory notes in anticipation of the Distribution. In connection with this early retirement of debt, the Company paid a $3.3 million make-whole premium, $2.1 million net of the tax benefits. This premium has been included in discontinued operations in the Consolidated Statement of Earnings for the nine-month period ended May 31, 2000.

   The floating rate unsecured loan notes were entered into by the Company as a result of its acquisitions of VERO and Rubicon. The notes were exchanged with individual shareholders of VERO and Rubicon, at their option, in lieu of receiving cash payment for their tendered shares. The notes carry an interest rate of LIBOR minus 0.50% and can be redeemed at the option of the note holder on various dates through 2003.

   The Pound Sterling multi-currency revolving credit agreement was entered into by the Company's VERO subsidiary in April 1998, prior to the acquisition of VERO by the Company. The facility provides up to 27.5 million Pounds Sterling of multi-currency borrowings and expires in 2003. Any borrowings under this

                               APPLIED POWER INC.

agreement carry an interest rate of LIBOR plus 0.65%, determined by the underlying currency of the debt, which the Company is borrowing. At August 31, 1999, the facility had outstanding borrowings denominated in Pounds Sterling, German Marks, French Francs, U.S. Dollars, Danish Krone and Italian Lira. The agreement has certain covenants regarding tangible net worth and debt-to-net worth, neither of which was deemed restrictive at August 31, 1999. The total unused line of credit available under this agreement at August 31, 1999 was approximately $38.4 million.

   "Other" long-term debt primarily consists of various foreign lines-of-credit.

   Debt allocated to discontinued operations was determined based on the amount of debt expected to be assumed by APW Ltd. in the Distribution. Prior to the Distribution, most debt instruments were held centrally, and as such, debt from these specific instruments was not historically allocated. The allocation of interest to continuing and discontinued operations was based on the Company's average interest rate costs and relative debt levels assigned. In conjunction with the Distribution, the majority of the Company's existing credit facilities and the 1999 Notes are anticipated to be replaced with new facilities and notes.

   Short-term Debt: Certain of the Company's foreign subsidiaries had other short-term borrowings under unsecured non-committed lines of credit with banks at August 31, 1998 and 1999. Interest rates vary depending on the currency being borrowed. The weighted-average interest rates on the short-term borrowings were 5.24% and 5.45% at August 31, 1998 and 1999, respectively.

   Derivative Financial Instruments: As part of its interest rate management program, the Company periodically enters into interest rate swap agreements with respect to portions of its outstanding debt. The purpose of these swaps is to protect the Company from the effect of an increase in interest rates. The interest rate swap agreements in place at August 31, 1999 effectively converted $436.8 million of the Company's variable rate debt to a weighted-average fixed rate of 5.03%. The swap agreements expire on varying dates through 2006. During the nine-month period ended May 31, 2000, the Company recorded a gain related to the unwinding of interest rate swap agreements, which totaled $6.5 million, in conjunction with final debt payments. The interest rate swap agreements were unwound in anticipation of the spin-off of the Electronics segment and the corresponding gain was included in discontinued operations in the Consolidated Statement of Earnings for the nine-month period ended May 31, 2000.

   The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual U.S. Dollar cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in exchange rates. In addition, the Company seeks to manage the impact of foreign currency fluctuations related to the repayment of intercompany borrowings and, to a lessor degree, the impact of foreign currency fluctuations on the net assets of foreign subsidiaries. Fluctuations in the value of hedging instruments are offset by fluctuations in the value of the underlying exposures being hedged. The Company uses from time to time forward exchange contracts to hedge certain firm purchase and sales commitments and the related receivables and payables including other third party or intercompany foreign currency transactions. Cross-currency swaps are used to hedge foreign currency denominated payments related to intercompany loan agreements. Hedged transactions are denominated primarily in European currencies. The net realized and unrealized gains or losses on forward contracts deferred at August 31, 1999 were negligible. The Company also uses borrowings under long-term foreign currency loans to partially hedge against declines in the value of net investments in certain foreign subsidiaries.

   The counterparties to these financial instruments consist of major financial institutions with investment grade or better credit ratings. The Company does not expect any losses from nonperformance by these counterparties.

                               APPLIED POWER INC.

   Fair Values of Financial Instruments: The fair value of the Notes is estimated based on quoted market prices. At August 31, 1999, the fair value of the Notes was estimated to be approximately $189.0 million. At August 31, 1999, the fair value of the Senior Promissory Notes was $50.7 million based on current market interest rates of similar debt instruments.

   The accompanying Consolidated Balance Sheets do not reflect a value for the interest rate swap agreements. If the Company were to terminate its interest rate swap agreements, the Company would have received $3.5 million at August 31, 1999, and would have had to pay $4.2 million at August 31, 1998. The Company had no foreign currency contracts in place at August 31, 1999.

   Adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in fiscal 2001 will require the Company to record all derivative instruments at their fair values. See Note A--"Summary of Significant Accounting Policies--New Accounting Pronouncements."

   Aggregate Maturities: Long-term debt outstanding at August 31, 1999 is payable as follows: none in fiscal 2000; $11.8 million in fiscal 2001; none in fiscal 2002; $24.3 million in fiscal 2003; $522.3 million in fiscal 2004 and $250.0 million thereafter. These principal payments are expected to change after the Distribution as the majority of the existing debt agreements and facilities will be replaced concurrent with the Distribution.

   The Company paid $15.5 million, $24.8 million and $61.5 million for financing costs in fiscal 1997, 1998 and 1999, respectively, which included both continuing and discontinued operations.

Note J--Leases

   The Company leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease.

   Future obligations under non-cancelable operating leases for both continuing and discontinued business units in effect at August 31, 1999 are: $28.9 million in fiscal 2000; $25.1 million in fiscal 2001; $29.9 million in fiscal 2002; $20.2 million in fiscal 2003; $16.3 million in fiscal 2004 and $131.9 million thereafter. It is expected that upon Distribution, the Electronics segment leases will be assigned to APW Ltd. Future obligations related to the continuing businesses in effect at August 31, 1999 are: $11.0 million in fiscal 2000; $9.5 million in fiscal 2001; $8.7 million in fiscal 2002; $7.6 million in fiscal 2003; $6.7 million in fiscal 2004 and $17.5 million thereafter.

   Total rental expense under operating leases related to the continuing businesses was $11.1 million, $11.0 million and $11.5 million in fiscal 1997, 1998 and 1999, respectively.

Note K--Stock Option Plans

   At August 31, 1999, a total of 8,715,638 shares of Class A Common Stock were authorized for issuance under the Company's employee and director stock option plans (including the assumed ZERO stock options described below), of which a total of 3,633,879 have been issued through exercises of option grants. At August 31, 1999, 5,081,759 shares were reserved for issuance under the plans, consisting of 2,548,290 shares subject to outstanding options and 2,533,469 shares available for further grants.

   Employee Plans: On January 8, 1997, shareholders of the Company approved the adoption of the Applied Power Inc. 1996 Stock Plan (the "1996 Plan"). Previously, the Company had three nonqualified stock option plans for employees--the 1985, 1987 and 1990 plans. No further options may be granted under the 1985, 1987 or 1990 plans, although options previously issued and outstanding under these plans remain exercisable pursuant to the provisions of the plans. Under the terms of the 1996 Plan, stock options may be granted to

                              APPLIED POWER INC.

officers and key employees. Options generally have a maximum term of ten years and an exercise price equal to 100% of the fair market value of a share of the Company's common stock at the date of grant. Options generally vest 50% after two years and 100% after five years.

   In connection with the Merger (see Note D--"Merger, Acquisitions and Divestitures"), all of the options outstanding under the former ZERO stock option plans were assumed by the Company and converted into options to purchase shares of the Company's Class A Common Stock on terms adjusted to reflect the merger exchange ratio. Options to acquire a total of 735,767 ZERO shares were converted into options to acquire a total of 625,402 Company shares. These options, as so adjusted, retain all of the rights, terms and conditions of the respective plans under which they were originally granted.

   ZERO's plans provided for the granting of options to purchase shares of ZERO common stock to directors, officers and other key employees at a price not less than the fair market value on the date of grant. Options were granted for terms of five to eight years and become exercisable in annual installments (generally one-third of the total grant) commencing one year from the date of grant, on a cumulative basis.

   A summary of stock option activity under the employee plans is as follows:

                                                     Number of  Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
   Outstanding at August 31, 1996................... 3,198,520       $11.37
     Granted........................................   642,865        19.61
     Exercised......................................  (502,379)       11.16
     Cancelled......................................   (87,396)       14.51
                                                     ---------
   Outstanding at August 31, 1997................... 3,251,610        12.91
   Effect of ZERO excluded period (Note A)..........   (84,797)          --
     Granted........................................   467,644        32.27
     Exercised......................................  (721,160)       13.01
     Cancelled......................................  (133,591)       18.85
                                                     ---------
   Outstanding at August 31, 1998................... 2,779,706        15.72
     Granted........................................   646,230        27.45
     Exercised......................................  (539,138)       14.82
     Cancelled......................................  (401,508)       26.57
                                                     ---------
   Outstanding at August 31,1999.................... 2,485,290        17.27
                                                     ---------
   Exercisable at August 31, 1999................... 1,499,045        11.74
                                                     =========

   The following table summarizes information concerning currently outstanding and exercisable options:

                          Options Outstanding              Options Exercisable
                   -------------------------------------  -----------------------
                                  Weighted
                                   Average     Weighted                 Weighted
     Range of      August 31,     Remaining    Average    August 31,    Average
     Exercise      1999 Number   Contractual   Exercise   1999 Number   Exercise
      Prices       Outstanding      Life        Price     Exercisable    Price
     --------      -----------   -----------   --------   -----------   --------
   $ 6.75-$ 8.38      550,288        2.5        $ 8.04       550,288     $ 8.04
   $ 8.56-$10.69      534,932        2.5          9.75       534,932       9.75
   $11.13-$17.75      529,309        6.1         15.93       283,659      15.85
   $18.09-$27.72      569,215        8.1         26.31        90,211      23.29
   $31.63-$37.66      301,546        7.9         32.78        39,955      34.27
                    ---------                              ---------
   $ 6.75-$37.66    2,485,290        5.2         17.27     1,499,045      11.74
                    =========                              =========

                               APPLIED POWER INC.

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for the outside director plan discussed below. If the Company had accounted for these stock options issued to employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's earnings from continuing operations and related earnings per share would have been changed to the pro forma amounts indicated below in thousands, except per share amounts:

                                                          Fiscal year ended
                                                             August 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- -------  -------
   Earnings from continuing operations -- as
    reported.........................................  $22,632 $    53  $34,580
   Earnings (loss) from continuing operations -- pro
    forma............................................  $21,653 $(1,042) $33,164

   Basic Earnings from continuing operations per
    share -- as reported.............................  $  0.60 $  0.00  $  0.89
   Basic Earnings (loss) from continuing operations
    per share -- pro forma...........................  $  0.57 $ (0.03) $  0.85

   Diluted Earnings from continuing operations per
    share -- as reported.............................  $  0.57 $  0.00  $  0.86
   Diluted Earnings (loss) from continuing operations
    per share -- pro forma...........................  $  0.55 $ (0.03) $  0.82

   The pro forma effects of applying SFAS No. 123 have not been allocated to discontinued operations and may not be representative of the effects on reported net income and earnings per share for future years since options vest over several years and additional awards are made each year.

   The fair value of Applied Power stock options used to compute pro forma net earnings and pro forma earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted average fair values per share of options granted in fiscal 1997, 1998 and 1999 are $4.90, $11.54 and $10.37, respectively. The following weighted-average assumptions were used in completing the model:

                                                   Fiscal year ended August 31,
                                                   -----------------------------
                                                     1997      1998      1999
                                                   --------- --------- ---------
Dividend yield....................................     0.33%     0.24%     0.20%
Expected volatility...............................    19.00%    23.50%    31.90%
Risk-free rate of return..........................     6.30%     5.50%     6.40%
Expected life..................................... 5.0 years 5.6 years 4.7 years

   It is anticipated that APW Ltd. will adopt its own stock option plan and the existing outstanding stock options under the Applied Power stock option plan will be converted into options to purchase an equivalent value of APW Ltd. common shares based on the fair market value of APW Ltd. common shares at the time of the Distribution. Options totaling 1,704,350, 1,657,673 and 1,966,394 shares were held by Electronics segment employees as of August 31, 1997, 1998 and 1999, respectively. At August 31, 1999, 1,224,988 of these options were exercisable.

   Outside Director Plan: Annually, each outside director is granted stock options to purchase 3,000 shares of common stock at a price equal to the market price of the underlying stock on the date of grant. The number of shares granted was increased in 1997, from 2,000 shares, by an amendment to the plan adopted on October 31, 1996. As required by SFAS No. 123, these options resulted in compensation expense in the accompanying Consolidated Statement of Earnings. Total compensation expense related to Director stock options was not material in each of the periods presented. Options for a maximum of 120,000 shares may be issued under this plan. Director stock options completely vest 11 months after date of grant.

                               APPLIED POWER INC.

   A summary of option activity under the Director's stock option plan is as follows:

                                                      Number of Weighted Average
                                                       Shares    Exercise Price
                                                      --------- ----------------
   Outstanding at August 31, 1996....................   50,000       $10.77
     Granted.........................................   15,000        19.44
     Cancelled.......................................   (4,000)        8.42
                                                       -------
   Outstanding at August 31, 1997....................   61,000        13.03
     Granted.........................................   15,000        34.50
     Exercised.......................................  (14,000)       10.09
                                                       -------
   Outstanding at August 31, 1998....................   62,000        18.88
     Granted.........................................   15,000        37.06
     Exercised.......................................  (14,000)       10.09
                                                       -------
   Outstanding at August 31, 1999....................   63,000        25.17
                                                       -------
   Exercisable at August 31, 1999....................   48,000        21.45
                                                       =======

Note L -- Employee Benefit Plans

 Defined Benefit Pension and Other Postretirement Benefit Plans

   The Company provides defined benefit pension and other postretirement benefits to certain employees of businesses acquired by Applied Power who were entitled to those benefits prior to acquisition. The following tables provide a reconciliation of benefit obligations, plan assets, funded status and net periodic benefit cost for those plans (in thousands):

                                               Versa/Tek
                                             Pension Plan
                                            ----------------
                                              Fiscal year          Other
                                             ended August     Postretirement
                                                  31,            Benefits
                                            ----------------  ----------------
                                             1998     1999     1998     1999
                                            -------  -------  -------  -------
   Reconciliation of benefit obligations
   Benefit obligation at beginning of
    year..................................  $    --  $11,416  $ 4,661  $ 5,224
   Service cost...........................      409       81       18       19
   Interest cost..........................      786      787      363      354
   Amendments.............................   (1,890)      --       --       --
   Curtailment gain.......................     (554)      --      (34)      --
   Acquisition of business................   11,605       --      230       --
   Actuarial (gain)/loss..................    1,523     (213)     324      639
   Benefits paid..........................     (463)    (974)    (338)    (364)
                                            -------  -------  -------  -------
   Benefit obligation at end of year......  $11,416  $11,097  $ 5,224  $ 5,872
                                            =======  =======  =======  =======
   Reconciliation of plan assets
   Fair value of plan assets at beginning
    of year...............................  $    --  $12,086  $    --  $    --
   Actual return on plan assets...........       38    1,006       --       --
   Acquisition of business................   12,099       --       --       --
   Company contributions..................      342      129       --       --
   Employee contributions.................       --       --       --       --
   Benefits paid from plan assets.........     (393)    (897)      --       --
                                            -------  -------  -------  -------
   Fair value of plan assets at end of
    year..................................  $12,086  $12,324  $    --  $    --
                                            =======  =======  =======  =======
   Funded (Unfunded) status of the plans..  $   670  $ 1,227  $(5,224) $(5,872)
   Unrecognized net loss/(gain)...........      567      411   (4,445)  (2,828)
                                            -------  -------  -------  -------
   Prepaid (accrued) benefit cost.........  $ 1,237  $ 1,638  $(9,669) $(8,700)
                                            =======  =======  =======  =======
   Weighted-average assumptions as of
    August 31
   Discount rate..........................     7.00%    7.75%    7.00%    7.75%
   Expected return on plan assets.........     8.50%    8.50%
   Rate of compensation increase..........     5.00%  Frozen

                               APPLIED POWER INC.

                                        Versa/Tek
                                     Pension Benefits
                                    -------------------        Other
                                    Fiscal year ended     Postretirement
                                        August 31,           Benefits
                                    -------------------  -------------------
                                    1997 1998    1999    1997   1998   1999
                                    ---- -----  -------  -----  -----  -----
   Components of net periodic
    benefit cost
   Service cost.................... $ -- $ 409  $    81  $   5  $  18  $  19
   Employee contributions..........   --    --       --     --     --     --
   Interest cost...................   --   786      787    353    363    354
   Expected return on assets.......   --  (972)  (1,064)    --     --     --
   Amortization of actuarial
    (gain)/loss....................   --    --        1   (305)  (331)  (294)
                                    ---- -----  -------  -----  -----  -----
   Benefit cost (credit)........... $ -- $ 223  $  (195) $  53  $  50  $  79
                                    ==== =====  =======  =====  =====  =====

   At August 31, 1999, the Versa/Tek pension benefits consisted of three plans covering certain legacy Versa/Tek employees and executives. On March 31, 1999, the Versa/Tek Hourly Plan was merged into the Versa/Tek Salaried Plan, resulting in no change to the aggregate funding status of the two plans. In fiscal 1998, the Company amended the plans to freeze the accumulation of benefits. This change resulted in a decrease of approximately $1.9 million in the projected benefit obligation of Versa/Tek. In March 1998, a $0.6 million curtailment gain was realized associated with the sale of the Moxness operation. The Company makes actuarially determined contributions to a trust fund of the funded plans, which represents the maximum allowable for deduction in determination of Federal taxable income. Trust assets consist primarily of participating units in common stock and bond funds. The Company assumed the prepaid benefit cost via acquisition of Versa/Tek in October 1997.

   Certain former employees of acquired businesses who retired before February 1, 1994 (and their dependents) have the option of being covered by one of several medical plans. Deferred vested employees who terminated employment before February 1, 1994 are also eligible for this postretirement benefit. In addition, retiree life insurance is available to all employees hired before 1988. The postretirement benefit liability related to these plans is unfunded. Most individuals receiving postretirement health care and life insurance benefits under the above programs are required to make monthly contributions to defray a portion of the cost. Retiree contributions are adjusted annually. Retirees currently do not contribute toward the cost of life insurance. The accounting for retiree health care benefits assumes retirees will continue to contribute toward the cost of such benefits.

   The health care cost trend rate used in the actuarial calculations was 9.4%, trending downward to 6.5% by the year 2009, and remaining level thereafter. A one percentage-point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by approximately $0.4 million and would not have a material effect on aggregate service and interest cost components.

 Defined Contribution Benefit Plans

   Effective January 1, 1998, the Company merged its former Employee Savings Plan with the Applied Power Inc. Employee Stock Ownership Plan to create a single retirement program for eligible U.S. employees -- the APW 401(k) Plan (the "401(k) Plan"). Substantially all of the Company's full-time U.S. employees are eligible to participate in the 401(k) Plan. Under the provisions of the 401(k) Plan, the plan administrator acquires shares of Class A Common Stock on the open market and allocates such shares to accounts set aside for Company employees' retirements. Company core contributions generally equal 3% of each employee's annual cash compensation, subject to IRS limitations. Additionally, employees generally may contribute up to 15% of their base compensation. The Company also matches approximately 25% of each employee's contribution up to the participant's first 6% earnings.

                               APPLIED POWER INC.

   In addition to the APW 401(k) Plan, the Company maintains the ZERO Corporation Retirement Savings Plan which covers substantially all full-time U.S. employees at former ZERO Corporation business units who have completed one full year of service. Under the provisions of this plan, the Company makes core contributions to employees' retirement accounts based upon percentages of eligible employees' compensation, eligible employees may contribute a percentage of their pre-tax compensation, subject to certain limitations, and the Company matches a portion of the employee contributions up to 5% of the participant's compensation for the period.

   During the years ended August 31, 1997, 1998 and 1999, company contributions to defined contribution benefit plans relating to continuing operations were approximately $3.0 million, $2.6 million and $3.3 million, respectively.

   Non-U.S. Benefit Plans--The Company contributes to a number of retirement programs for employees outside the U.S. Pension expense under these programs amounted to approximately $1.3 million, $1.4 million and $1.1 million in fiscal 1997, 1998 and 1999, respectively. As these plans are not significant, Applied Power does not determine the actuarial value of accumulated plan benefits or net assets available for benefits.

Note M--Income Taxes

   Income tax expense of continuing operations consists of the following (in thousands):

                                                         Fiscal year ended
                                                            August 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
   Currently payable:
     Federal......................................... $ 6,446  $ 3,347  $12,096
     Foreign.........................................   5,068    8,436    6,348
     State...........................................     665    1,801    2,583
                                                      -------  -------  -------
   Subtotals.........................................  12,179   13,584   21,027
                                                      -------  -------  -------
   Deferred:
     Federal.........................................  (1,585)  (3,672)     607
     Foreign.........................................      87     (951)   1,823
     State...........................................    (218)     115     (627)
                                                      -------  -------  -------
   Subtotals.........................................  (1,716)  (4,508)   1,803
                                                      -------  -------  -------
   Totals:........................................... $10,463  $ 9,076  $22,830
                                                      =======  =======  =======

   Income tax expense differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the U.S. statutory rate to the effective tax rate for continuing operations follows:

                                                                Fiscal year
                                                                   ended
                                                                August 31,
                                                              -----------------
   % of Pre-tax Earnings                                      1997  1998   1999
   ---------------------                                      ----  -----  ----
   Federal statutory rate.................................... 35.0%  35.0% 35.0%
   State income taxes, net of Federal effect.................  0.9   13.6   2.2
   Non-deductible amortization and other expenses............  2.1   33.0   2.9
   Net effects of foreign tax rates and credits.............. (5.7)  29.7  (1.5)
   Other items............................................... (0.7) (11.9)  1.2
                                                              ----  -----  ----
   Effective tax rate........................................ 31.6%  99.4% 39.8%
                                                              ====  =====  ====

                               APPLIED POWER INC.

   Temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities for continuing operations included the following items (in thousands):

                                                                August 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
   Deferred income tax assets:
     Operating loss and state tax credit carry forwards...... $ 5,074  $ 5,674
     Compensation and other employee benefits................   5,092    5,436
     Inventory items.........................................  13,341    4,889
     Restructuring expenses..................................     663    4,528
     Deferred income.........................................     295       --
     Book reserves and other items...........................   3,140    2,627
                                                              -------  -------
       Total deferred income tax assets......................  27,605   23,154
     Valuation allowance.....................................  (5,074)  (5,674)
                                                              -------  -------
       Net deferred income tax assets........................  22,531   17,480
   Deferred income tax liabilities:
     Depreciation and amortization...........................  13,696   11,526
     Inventory items.........................................   2,900    2,678
     Other items.............................................   4,426    3,432
                                                              -------  -------
       Deferred income tax liabilities.......................  21,022   17,636
                                                              -------  -------
   Net deferred income tax................................... $ 1,509  $  (156)
                                                              =======  =======

   The valuation allowance represents a reserve for foreign and domestic operating loss and state tax credit carryforwards for which utilization is uncertain. The increase in the valuation allowance represents the current year increase in such loss carryforwards. The majority of the foreign losses may be carried forward indefinitely. The state loss carryforwards expire in various years through 2014.

   Income taxes paid during fiscal 1997, 1998 and 1999 were $32.4 million, $49.7 million and $37.2 million, respectively, which pertained to both continuing and discontinued operations.

   The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the U.S. Accordingly, the Company does not currently provide for the additional U.S. and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. Undistributed earnings from continuing operations on which additional income taxes have not been provided amounted to approximately $87.0 million at August 31, 1999. If all such undistributed earnings were remitted, an additional provision for income taxes of approximately $5.1 million would have been necessary as of August 31, 1999.

   Earnings from continuing operations before income taxes from non-U.S. operations were $8.6 million, $7.5 million and $24.1 million for 1997, 1998 and 1999, respectively.

                               APPLIED POWER INC.

Note N--Supplemental Balance Sheet Information

                                                                 August 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
   Accounts receivable
     Accounts receivable..................................... $ 58,709 $ 67,572
     Less allowances.........................................    4,259    4,070
                                                              -------- --------
     Accounts receivable, net................................ $ 54,450 $ 63,502
                                                              ======== ========
   Property, plant and equipment
     Property................................................ $  3,184 $  1,826
     Plant...................................................   27,091   48,916
     Machinery and equipment.................................  157,614  140,977
                                                              -------- --------
       Total.................................................  187,889  191,719
     Less accumulated depreciation...........................  110,608  112,721
                                                              -------- --------
       Property, plant and equipment, net.................... $ 77,281 $ 78,998
                                                              ======== ========
   Goodwill
     Goodwill................................................ $192,966 $190,840
     Less accumulated amortization...........................   29,518   32,392
                                                              -------- --------
     Goodwill, net........................................... $163,448 $158,448
                                                              ======== ========
   Other Intangibles
     Other intangibles....................................... $ 44,342 $ 49,036
     Less accumulated amortization...........................   13,798   18,049
                                                              -------- --------
     Other intangibles, net.................................. $ 30,544 $ 30,987
                                                              ======== ========

Note O--Business Segment, Geographic and Customer Information

   The Company had been reporting two business segments. The Electronics segment is now included, in its entirety, in discontinued operations. Subsequent to the Distribution, the Company will be split into two reportable segments with separate and distinct operating management and strategies. Tools & Supplies is primarily involved in the design, manufacture and distribution of tools and supplies to the construction, electrical wholesale, retail do-it-yourself, retail automotive, industrial and production automation markets. Engineered Solutions focuses on developing and marketing value-added, customized solutions for original equipment manufacturers in the recreational vehicle, automotive, truck, medical, aerospace, defense and industrial markets.

   The following table summarizes financial information by reportable segment. The information for Earnings before Income Tax Expense includes the effects of the merger, restructuring and other non-recurring items discussed in Note H-- "Merger, Restructuring and Other Non-recurring Items." Fiscal 2000 results include $4.4 million in fees and expenses associated with the spin-off and incorporating the Electronics business segment offshore with the entire amount being allocated to general corporate and other. Engineered Solutions results in fiscal 1999 include a $7.8 million pre-tax charge related to a contract termination, with a related recovery of $1.4 million recorded on this contract termination during the nine month period ended May 31, 2000. The $50.4 million restructuring and merger charge from fiscal 1998 was allocated by segment as follows: $24.6 million to Tools & Supplies, $10.0 million in Engineered Solutions and $15.8 million in general corporate and other. The $4.5 million asset impairment charge from fiscal 1998 was reported in the Engineered Solutions

                               APPLIED POWER INC.

segment. Earnings before Income Tax Expense for each reportable segment and geographic region does not include general corporate expenses, interest expense or currency exchange adjustments.

                                                                 Nine Months
                                                                Ended May 31,
                               Years Ended August 31,      -----------------------
                               1997      1998      1999       1999        2000
                             --------  --------  --------  ----------- -----------
   (in thousands)                                          (Unaudited) (Unaudited)
   Net Sales:
     Tools & Supplies......  $292,492  $305,706  $309,276   $234,587    $230,166
     Engineered Solutions..   229,948   331,773   386,428    289,769     305,489
                             --------  --------  --------   --------    --------
      Totals...............  $522,440  $637,479  $695,704   $524,356    $535,655
                             ========  ========  ========   ========    ========
   Earnings (Loss) from
    Continuing Operations
    before Income Tax
    Expense:
     Tools & Supplies......  $ 22,346  $   (377) $ 31,210   $ 38,274    $ 41,248
     Engineered Solutions..    18,236    28,282    35,547     41,009      55,412
     General corporate and
      other................    (7,487)  (18,776)   (9,347)   (39,886)    (42,124)
                             --------  --------  --------   --------    --------
      Totals...............  $ 33,095  $  9,129  $ 57,410   $ 39,397    $ 54,536
                             ========  ========  ========   ========    ========
   Depreciation and
    Amortization:
     Tools & Supplies......  $  9,473  $ 11,590  $  9,718   $  7,573    $  7,511
     Engineered Solutions..     9,311    12,773    15,954     12,740      10,098
     General corporate and
      other................     1,006       200       384        144         615
                             --------  --------  --------   --------    --------
      Totals...............  $ 19,790  $ 24,563  $ 26,056   $ 20,457    $ 18,224
                             ========  ========  ========   ========    ========
   Capital Expenditures:
     Tools & Supplies......  $  8,078  $  6,992  $  9,127   $  6,355    $  4,525
     Engineered Solutions..     6,133    11,976     9,890      7,921       4,078
     General corporate and
      other................     1,523     6,246     3,868      6,986         567
                             --------  --------  --------   --------    --------
      Totals...............  $ 15,734  $ 25,214  $ 22,885   $ 21,262    $  9,170
                             ========  ========  ========   ========    ========

                                                    August 31,
                                                -------------------   May 31,
                                                  1998      1999       2000
                                                -------- ---------- -----------
                                                                    (Unaudited)
   Assets:
     Tools & Supplies.......................... $182,183 $  194,236 $  194,964
     Engineered Solutions......................  261,826    247,414    228,759
     Net assets of discontinued operations.....  249,696    598,458    597,489
     General corporate and other...............   17,821     19,764     14,324
                                                -------- ---------- ----------
      Totals................................... $711,526 $1,059,872 $1,035,536
                                                ======== ========== ==========

   The following table summarizes financial information by geographic region. The information for Operating Earnings includes the effects of the merger, restructuring and other non-recurring items discussed in Note H--"Merger, Restructuring and Other Non-recurring Items." Fiscal 2000 results include $4.4 million in fees and expenses associated with the spin-off and incorporating the Electronics business segment offshore with the entire amount being allocated to General corporate and other. North America results in fiscal 1999 include a $7.8 million pre-tax charge related to a contract termination, with a related recovery of $1.4 million recorded on this contract termination during the nine-month period ended May 31, 2000. Fiscal 1998 results include a $50.4 million restructuring and merger charge that was allocated by geographic region as follows: $21.6 million in North America, $6.9 million in Europe, $4.3 million in Japan and Asia Pacific, $1.8 million in Latin America and $15.8 million in General corporate and other. The $4.5 million asset impairment charge from fiscal 1998 was reported in the Europe region.

                               APPLIED POWER INC.

                                                               Nine Months
                            Years Ended August 31,            Ended May 31,
                         ------------------------------  -----------------------
(in thousands)             1997      1998       1999        1999        2000
                         --------  --------  ----------  ----------- -----------
                                                         (Unaudited) (Unaudited)
Net sales:
  North America......... $318,943  $434,357  $  468,023   $349,515   $  364,265
  Europe................  146,123   159,534     190,473    146,992      141,164
  Japan and Asia
   Pacific..............   46,795    31,331      27,003     20,133       22,524
  Latin America.........   10,579    12,257      10,205      7,716        7,702
                         --------  --------  ----------   --------   ----------
    Totals.............. $522,440  $637,479  $  695,704   $524,356   $  535,655
                         ========  ========  ==========   ========   ==========
Earnings (Loss) from
 Continuing Operations
 before Income Tax
 Expense:
  North America......... $ 35,244  $ 20,397  $   41,029   $ 51,525   $   70,608
  Europe................   11,269    11,132      24,053     24,028       22,636
  Japan and Asia
   Pacific..............   (4,017)   (1,941)       (203)     3,357        2,936
  Latin America.........   (1,914)   (1,683)      1,878        373          480
  General corporate and
   other................   (7,487)  (18,776)     (9,347)   (39,886)     (42,124)
                         --------  --------  ----------   --------   ----------
    Totals.............. $ 33,095  $  9,129  $   57,410   $ 39,397   $   54,536
                         ========  ========  ==========   ========   ==========


                                       August 31,
                                   --------------------                May 31,
                                     1998       1999                    2000
                                   --------  ----------              -----------
                                                                     (Unaudited)
Assets:
  North America.........           $339,683  $  321,461              $  302,665
  Europe................             75,587      95,019                  93,006
  Japan and Asia
   Pacific..............             21,401      18,404                  20,941
  Latin America.........              7,338       6,766                   7,111
  Net assets of
   discontinued
   operations...........            249,696     598,458                 597,489
  General corporate and
   other................             17,821      19,764                  14,324
                                   --------  ----------              ----------
    Totals..............           $711,526  $1,059,872              $1,035,536
                                   ========  ==========              ==========

   Corporate assets, which are not allocated, represent principally cash and deferred income taxes.

   No single customer accounted for more than 10% of total net sales in 1997, 1998 or 1999. Export sales from domestic operations were less than 3% of total net sales in each of the periods presented.

Note P--Contingencies and Litigation

   The Company had outstanding letters of credit totaling $6.6 million and $1.9 million at August 31, 1998 and 1999, respectively. The letters of credit generally serve as collateral for liabilities included in the Consolidated Balance Sheet.

   The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims and commission disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                               APPLIED POWER INC.

   The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs are expensed or capitalized depending on their future economic benefits. Expenditures that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs can be reasonably estimated. Environmental expenditures over the last three years have not been material. Although the level of future expenditures for environmental remediation is impossible to determine with any degree of certainty, it is management's opinion that such costs will not have a material adverse effect on the Company's financial position, results of operations or cash flows. Environmental remediation accruals related to the continuing businesses of $1.9 million and $1.3 million were included in the Consolidated Balance Sheets at August 31, 1998 and 1999, respectively.

Note Q--Subsequent Events

   On June 30, 2000, Applied Power Inc. completed the sale of all outstanding capital stock of Barry Wright Corporation, a wholly owned subsidiary of Applied Power Inc. Barry Wright Corporation, comprised of the Barry Controls Aerospace and Barry Controls Defense and Industrial divisions, and its UK subsidiary Barry Controls Ltd., were sold to Hutchinson S.A., a subsidiary of the TotalFinaElf Group, a French based multi-national corporation. The net of tax cash proceeds were approximately $157.5 million.

   On July 7, 2000, Applied Power Inc.'s Board of Directors approved the distribution of its Electronics business. Shareholders of Applied Power Inc. common stock will receive one share of APW Ltd. common stock for every Applied Power Inc. share owned on the July 21, 2000 record date. APW Ltd. will trade separately on the New York Stock Exchange (NYSE) as "APW" and Applied Power Inc. will continue to trade on the NYSE, but will change its ticker symbol to "ATU" and will subsequently change its name to Actuant Corporation during fiscal year 2001.

Note R--Quarterly Financial Data (Unaudited)
(in millions, except per share amounts)

                                                       Fiscal 1998
                                            ----------------------------------
                                            First(1) Second Third(2) Fourth(3)
                                            -------- ------ -------- ---------
   Net sales...............................  $150.8  $153.9  $164.7   $168.1
   Gross profit............................    51.0    52.0    58.1     39.8
   Earnings from continuing operations.....     9.9     8.2    14.2    (32.3)
   Earnings from discontinued operations...     9.1     8.3     8.2      1.0
                                             ------  ------  ------   ------
   Net earnings............................  $ 19.1  $ 16.5  $ 22.4   $(31.3)
                                             ======  ======  ======   ======
   Earnings from continuing operations per
    share
     Basic.................................  $ 0.26  $ 0.21  $ 0.37   $(0.84)
     Diluted...............................  $ 0.25  $ 0.20  $ 0.35   $(0.80)
   Earnings from discontinued operations
    per share
     Basic.................................  $ 0.23  $ 0.22  $ 0.21   $ 0.04
     Diluted...............................  $ 0.23  $ 0.21  $ 0.20   $ 0.02
   Net earnings per share
     Basic.................................  $ 0.49  $ 0.43  $ 0.58   $(0.80)
     Diluted...............................  $ 0.48  $ 0.41  $ 0.55   $(0.78)

                               APPLIED POWER INC.

                                                           Fiscal 1999
                                                  -----------------------------
                                                  First(4) Second Third  Fourth
                                                  -------- ------ ------ ------
   Net sales....................................   $172.5  $171.9 $180.0 $171.3
   Gross profit.................................     61.6    62.5   66.2   62.4
   Earnings from continuing operations..........      3.4    11.0   10.1   10.1
   Earnings from discontinued operations........     13.0     8.3   10.4   13.1
                                                   ------  ------ ------ ------
   Net earnings.................................   $ 16.4  $ 19.3 $ 20.5 $ 23.2
                                                   ======  ====== ====== ======
   Earnings from continuing operations per share
     Basic......................................   $ 0.09  $ 0.28 $ 0.26 $ 0.26
     Diluted....................................   $ 0.08  $ 0.27 $ 0.25 $ 0.26
   Earnings from discontinued operations per
    share
     Basic......................................   $ 0.33  $ 0.22 $ 0.27 $ 0.33
     Diluted....................................   $ 0.33  $ 0.21 $ 0.26 $ 0.32
   Net earnings per share
     Basic......................................   $ 0.42  $ 0.50 $ 0.53 $ 0.59
     Diluted....................................   $ 0.41  $ 0.48 $ 0.51 $ 0.58

                                                            Fiscal 2000
                                                    ---------------------------
                                                    First(5) Second(6) Third(7)
                                                    -------- --------- --------
   Net sales......................................   $173.0   $184.1    $178.5
   Gross profit...................................     62.1     65.7      66.0
   Earnings from continuing operations............     12.4      8.3      11.6
   Earnings from discontinued operations..........     11.3     12.2      13.4
   Extraordinary loss on sale of subsidiary, net
    of tax........................................      --       --      (12.2)
                                                     ------   ------    ------
   Net earnings...................................   $ 23.7   $ 20.5    $ 12.8
                                                     ======   ======    ======
   Earnings from continuing operations per share
     Basic........................................   $ 0.32   $ 0.21    $ 0.30
     Diluted......................................   $ 0.31   $ 0.21    $ 0.29
   Earnings from discontinued operations per share
     Basic........................................   $ 0.29   $ 0.31    $ 0.34
     Diluted......................................   $ 0.28   $ 0.30    $ 0.33
   Extraordinary loss per share
     Basic........................................   $  --    $  --     $(0.31)
     Diluted......................................   $  --    $  --     $(0.30)
   Net earnings per share
     Basic........................................   $ 0.61   $ 0.52    $ 0.33
     Diluted......................................   $ 0.59   $ 0.51    $ 0.32

--------
(1) Includes a $1.7 million gain, with no tax impact, on life insurance proceeds, or $0.04 per diluted share.
(2) Includes a $2.9 million net gain, after tax on the sale of a facility and the write-down of a European subsidiary to its estimated realizable value, or a net impact of $0.08 per diluted share.
(3) Earnings from continuing operations includes restructuring and other one-time charges of $50.4 million ($37.2 million, after tax), or $0.93 per diluted share. An additional $19.1 million ($12.3 million after tax) was included within discontinued operations related to similar restructuring costs associated with the Electronics segment.
(4) Includes a $7.8 million ($4.7 million after tax) loss as a result of a contract termination, or $0.12 per diluted share.
(5) Includes a $1.4 million ($0.9 million after tax) recovery of costs related to the contract termination recorded in the first quarter of fiscal 1999.
(6) Includes a charge of $3.5 million ($2.2 million, net of tax benefit) for fees and expenses associated with the Distribution and the incorporation of APW Ltd.
(7) Includes a charge of $1.0 million ($0.6 million, net of tax benefit) for fees and expenses associated with the Distribution and the incorporation of APW Ltd.